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                                   EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                     (In Thousands, Except Per Share Data)


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                                                                         Three-Months                  Nine-Months
                                                                             Ended                        Ended
                                                                           April 30,                     April 30,
                                                                       1997         1996             1997         1996
                                                                       ----         ----             ----         ----
EARNINGS

   Net income.................................................        $4,572       $  900           $6,416       $2,474
                                                                      ======       ======           ======       ======
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SHARES

   Weighted average number of common shares outstanding.......         5,779        5,705            5,773        5,686

   Add: shares of common stock equivalents....................           180          237              223          239
                                                                      ------       ------           ------       ------
   Weighted average number of common shares used in
     primary earnings per share calculation...................         5,959        5,942            5,996        5,925

   Add: incremental shares of common stock equivalents........            23           33                8           24
                                                                      ------       ------           ------       ------

   Weighted average number of common shares used in
     fully diluted earnings per share calculation.............         5,982        5,975            6,004        5,949
                                                                      ------       ------           ------       ------

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PRIMARY EARNINGS PER SHARE

   Net income.................................................         $0.77        $0.15            $1.07        $0.42
                                                                      ======       ======           ======       ======

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FULLY DILUTED EARNINGS PER SHARE

   Net income.................................................         $0.76        $0.15            $1.07        $0.42
                                                                      ======       ======           ======       ======

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